Exhibit 99.2

CONSENT OF PROPTESTER, INC.
We hereby consent to the references to our company’s name in the 2014 Annual Report on Form 10-K of U.S. Silica Holdings, Inc. (the “Company”) and the quotation by the Company in the 2014 Annual Report on Form 10-K Report from the 2013 Proppant Market Report, published February 2014. We also hereby consent to the filing of this letter as an exhibit to the 2014 Annual Report on Form 10-K.

PROPTESTER, INC.

By:	/s/ Ian Renkes
	Name:	Ian Renkes
	Title:	VP of Operations
February 25, 2015

PropTester Inc.         17222 Huffmeister Rd. Suite B         Cypress Texas 77429     proptester.com